UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 27, 2005

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 331-1112

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2005, we entered into a recission of retention agreement with John M. Scheurer, one of our managing directors. Pursuant to the terms of such agreement, we agreed to terminate a retention agreement we had entered into with Mr. Scheurer in March 2005. We entered into the retention agreement with Mr. Scheurer in connection with our consideration of strategic alternatives for our commercial real estate investment portfolio. In May 2005, we announced the completion of a transaction regarding our commercial real estate investment portfolio. As a result, Mr. Scheurer received a one-time lump sum bonus of $500,000 in accordance with the terms of the retention agreement.

Mr. Scheurer’s retention agreement also provided that he would receive a payment of $1.8 million if the acquirer of our commercial real estate investment portfolio did not offer to employ Mr. Scheurer at a base salary of at least $750,000 and he did not accept employment with the acquirer on other terms. However, because we determined to retain Mr. Scheurer as a managing director, we entered into the recission of retention agreement with Mr. Scheurer to provide that we will only be obligated to pay Mr. Scheurer the $1.8 million payment due under the retention agreement if his employment with us is terminated prior to July 1, 2006, for any reason other than his voluntary resignation, his death or his termination by us for cause.

In addition, we awarded transition services bonuses to certain employees in the commerical real estate group in connection with the sale of our CMBS and CDO portfolio which were paid in July 2005, including $1.0 million for Mr. Scheurer.

Item 1.02 Termination of a Material Definitive Agreement.

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Exhibits
Exhibit No. Description
10.1 Recission of Retention Agreement, dated October 27, 2005, between Allied Capital and John M. Scheurer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

November 1, 2005	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Recission of Retention Agreement, dated October 27, 2005, between Allied Capital and John M. Scheurer.